Exhibit 99.1

Assurant Board of Directors Authorizes New Share Repurchase Program

Brings total share buyback authorization to $776 million

NEW YORK, Nov. 5, 2018 – Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today announced that the company’s board of directors authorized a new repurchase program for up to $600 million of the Company’s outstanding common stock. The new share repurchase program will take effect upon completion of the Company’s current program, which has approximately $176 million of authorization remaining as of November 2, 2018.

“Assurant’s significant cash flow generation has afforded us the ability to drive strategic, disciplined investments in our business to support long-term profitable growth, while also returning excess capital to shareholders through share repurchase and dividends,” said Alan Colberg, Assurant president and chief executive officer. “This new authorization underscores our long-term commitment to being good stewards of our capital.”

The share repurchase program may use open market and/or private transactions. The timing of purchases will be subject to management evaluation of current market conditions, applicable legal requirements and other factors.

Since its initial public offering in 2004, Assurant has repurchased 61 percent of its issued common shares(1), or 99.1 million shares, for $5.0 billion.

(1)	This takes into account the impact from the acquisition of The Warranty Group, which includes the 10.4 million common shares issued to TPG Capital and affiliates.

About AssurantAssurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection products; pre-funded funeral insurance; renters insurance; and lender-placed homeowners insurance. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

212.859.7005

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Vice President, Investor Relations

212.859.7062

suzanne.shepherd@assurant.com

Sean Moshier

Manager, Investor Relations

212.859.5831

sean.moshier@assurant.com